PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

(Dollars in thousands)

                                        1994            1993               1992
                                        ----            ----               ----

Short-term debt                    $  49,300          82,700             72,500
Current portion of long-term debt     25,300          17,200             42,200
Long-term debt                       622,300         547,300            373,800
                                   ---------       ---------          ---------
Total debt                           696,900         647,200            488,500
Minority interest in subsidiaries     65,300          62,200             50,800
Common shareholders' equity        2,187,600       2,022,100          1,972,400
                                  ---------        ---------          ---------
Total capitalization              $2,949,800       2,731,500          2,511,700
                                   =========       =========          =========

Ratio of total debt to total
 capitalization                         23.6%           23.7%              19.4%
                                   =========       =========          =========